Exhibit 99.1

Vycor Medical Reports Financial Results for the three and nine months ended September 30th, 2016

BOCA RATON, FL (November 14, 2016) – Vycor Medical, Inc. (Vycor) (OTCQB: VYCO), a provider of innovative and superior surgical and therapeutic solutions, reported financial results for the three and nine months ended September 30, 2016.

Vycor’s revenues for the quarter were $326,000 compared to $243,000 for the same period in 2015, with revenues for the Vycor division up 53% and new VRT/Suite patient starts in NovaVision up 25% over the same period in 2015. Operating Loss was $315,000, compared to $509,000 for the same period in 2015, a reduction of 38%, and Cash Operating Loss[1] was $176,000, as compared to $341,000, a reduction of 48%.

Vycor’s revenues for the nine months ended September 30, 2016 were $962,000 compared to $663,000 for the same period in 2015, with revenues for the Vycor division up 45% and new VRT/Suite patient starts in NovaVision up 36% over the same period in 2015. Operating Loss was $1,121,000, compared to $1,576,000 for the same period in 2015, a reduction of 29%, and Cash Operating Loss1 was $505,000, as compared to $1,100,000, a reduction of 54%.

Highlights

ViewSite Brain Access System (VBAS)

●	Vycor’s VBAS sales grew by 53% in the third quarter compared to the same quarter in 2015, and 45% for the nine month period, with growth being experienced in both the US and international markets. The significant body of clinical data now built up evidencing the clinical superiority of VBAS, with 9 papers being published or presented during 2015 and 2016 alone, is now starting to flow through to increased adoption and revenues.

●	In particular a new clinical study was published during the nine-month period in the Journal of Neurosurgery by surgeons at the Ohio State University Wexner Medical Center Department of Neurological Surgery. This study provided very detailed information on the use of VBAS in surgery, and highlighted the clinical benefits of binocular microscope vision when used with the VBAS retractor system. A study published in World Neurosurgery by surgeons at the University of Messina, Italy demonstrated the usefulness of VBAS in conjunction with endoscopic surgery for intracerebral hemorrhage (ICH) procedures, a large market segment.

●	Vycor continues to build on its patent portfolio and has filed an additional three new patents for VBAS-related technologies during the first nine months of 2016, and on the grant of a European patent filed 4 national patents. Vycor now has 16 granted/issued and 11 pending patents for VBAS technologies.

1 Operating Loss before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

NovaVision

●	NovaVision provides computer-based therapies for home and clinic use for those with visual disorders as a result of stroke or other brain injury. Every 40 seconds someone suffers a stroke in the US, and up to 30% of these experience a resultant visual disorder. This is therefore a significant market, with a potential of $4 billion in the US and EU. VRT is the only commercially available, FDA cleared therapy for the treatment of cerebral vision loss and is provided in a therapy suite with our complementary NeuroEyeCoach vision compensation program.

●	NovaVision has four routes-to-market aimed at patients and professionals, comprising: direct-to-patient; rehabilitation centers and clinics; stroke associations and support groups; and physicians. Given the company’s limited resources NovaVision is initially focusing on direct-to-patient, with a website lead-driven inbound and outbound marketing strategy targeted at prospective patients and relatives.

●	Through its Internet-delivered development, making delivery more efficient and therefore scalable and with added patient benefits, NovaVision has been able to achieve price reductions to patients of around 65%, and so it takes time for increased patient volume to overtake the price reduction in revenue terms. NovaVision continued to generate an increase in new patient starts in the third quarter of 25%, and while this clearly demonstrates that patients and physicians are responding well to NovaVision’s new model, this has been slower than had been anticipated by management.

●	We have now substantially broadened the delivery and licensing model for the NovaVision Center Model, comprising a vision diagnostics program and the NeuroEyeCoach training program, in response to feedback from clinics. We have started rolling this out in Europe in the US and are able to offer hardware and digital software solutions with a range of licensing options to rehabilitation centers, clinics and other healthcare professionals.

●	In September a rigorous peer reviewed clinical study on NeuroEyeCoach therapywas published in BioMed Research International. The study concluded “NeuroEyeCoach can be used as an effective rehabilitation tool to develop compensatory strategies in patients with visual field deficits after brain injury” and that NeuroEyeCoach can be viewed as being the first evidence-based, vision-specific, clinical gold standard registered medical device accessible to patients at home or in clinical settings. This study generated considerable attention in both the popular and professional press, and is an important validation of the efficacy of NovaVision’s therapies.

Management Commentary

“ Vycor’s results for the third quarter of 2016 continue to demonstrate the realization of Vycor’s strategy to grow our two businesses while maintaining our low cost base, with the objective of continuing to decrease our Cash Operating Loss2, which reduced to $176,000 for the third quarter compared to $341,000 for the same period in 2015; and to $505,000 for the nine months to September 2016 compared to $1,110,000 in 2015,” said Peter Zachariou, CEO of Vycor Medical.

2 Operating Loss before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

“The Vycor division’s sales growth of 53% in the third quarter and 45% for the year to date demonstrates the benefit of the clinical data flowing through to increased adoption, delivered by a marketing and distribution network which we continue to strengthen.

“With the company’s limited resources we are focusing NovaVision on direct-to-patient website and social media marketing. It takes an average of 10 weeks from contact to signing up a patient, and revenues are recognized over the six-month therapy period, so the revenue benefits of the new model take time to build. The increase in new VRT/Suite patient starts of 36% for the nine months to September over 2015 is lower than had been anticipated and as result NovaVision continues to account for a large portion of the Company’s cash burn.”

Third Quarter 2016 Financial Results

Revenue totaled $326,000 in the three months ended September 30, 2016, as compared to $243,000 for the prior year, an increase of 34%. Vycor Medical’s revenue in the second quarter increased by $97,000 to $280,000, reflecting increased sales in the US and internationally, with gross margin of 88% versus 86% for the same period in 2015. NovaVision new VRT/Suite patient starts for the third quarter increased by 25% over the same period in 2015. Gross margin was 93% versus 82% for the same period in 2015, reflecting the lower costs of the Internet-delivered model.

Operating Expenses in the third quarter totaled $603,000 as compared to $726,000 in the prior year period, a reduction of 17%, and Cash Operating Expenses[3] were $465,000 as compared to $558,000. Operating Loss was $315,000, compared to $509,000 for the same period in 2015, a reduction of 38%, and Cash Operating Loss[4] was $176,000, as compared to $341,000, a reduction of 48%.

Net Loss was $332,000 as compared to $509,000 in the prior year period.

First Nine Months 2016 Financial Results

Revenue totaled $1,105,000 in the nine months ended September 30, 2016, as compared to $857,000 for the prior year, an increase of 28%. Vycor Medical’s revenue in the period increased by $299,000 to $962,000, reflecting increased sales in the US and internationally, with gross margin of 85% versus 86% for the same period in 2015. NovaVision new VRT/Suite patient starts for the nine months increased by 36% over the same period in 2015. Gross margin was 92% versus 85% for the same period in 2015, reflecting the lower costs of the Internet-delivered model.

Operating Expenses in the third quarter totaled $2,074,000 as compared to $2,321,000 in the prior year period, a reduction of 11%, and Cash Operating Expenses[5] were $1,458,000 as compared to $1,845,000. Operating Loss was $1,121,000, compared to $1,575,000 for the same period in 2015, a reduction of 29%, and Cash Operating Loss[6] was $505,000, as compared to $1,100,000, a reduction of 54%.

3 Operating Expenses before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

4 Operating Loss before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

5 Operating Expenses before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

6 Operating Loss before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

Net Loss was $1,165,000 as compared to $1,651,000 in the prior year period.

Revenues and Gross Profit By Division

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Vycor Medical	$279,815	$182,889	$961,821	$662,996
NovaVision	$45,962	$59,974	$143,448	$194,436
	$325,777	$242,863	$1,105,269	$857,432
Gross Profit
Vycor Medical	$245,412	$167,187	$820,830	$579,980
NovaVision	$42,849	$49,421	$131,596	$165,522
	$288,261	$216,608	$952,426	$745,502

About Vycor Medical, Inc.

Vycor Medical (OTCQB: VYCO) is dedicated to providing the medical community with innovative and superior surgical and therapeutic solutions. The company has a portfolio of FDA cleared medical solutions that are changing and improving lives every day. The company operates two business units: Vycor Medical and NovaVision, both of which adopt a minimally or non-invasive approach.

For the latest information on the company, including media and other coverage, and to learn more, please go online at www.vycormedical.com, www.vycorvbas.com or www.novavision.com.

Non-GAAP Measures

We make reference to non-GAAP financial information in this press release together with a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures. Specifically, we have provided non-GAAP Cash Operating Expenses and non-GAAP Cash Operating Loss measures that exclude Depreciation, Amortization and non-cash Stock Compensation.

We believe that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of our ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures in this press release.

Safe Harbor Statement

Information in this document constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast”, “anticipate”, “estimate”, “project”, “intend”, “expect”, “should”, “believe”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause Vycor Medical’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in Vycor Medical’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Vycor Medical herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Vycor Medical disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.

ARTICLE 1

VYCOR MEDICAL, INC.
Consolidated Statements of Comprehensive Loss
(unaudited)

ARTICLE 2

ARTICLE 3

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015

Revenue	$325,777	$242,863	$1,105,269	$857,432
Cost of Goods Sold	37,516	26,255	152,843	111,930
Gross Profit	288,261	216,608	952,426	745,502

Operating expenses:
Research and development	4,153	29,346	4,153	68,244
Depreciation and Amortization	63,797	91,778	193,391	261,134
General and administrative	535,535	604,655	1,876,382	1,991,726
Total Operating expenses	603,485	725,779	2,073,926	2,321,104
Operating loss	(315,224)	(509,171)	(1,121,500)	(1,575,602)

Other income (expense)
Interest expense: Other	(12,348)	(11,934)	(36,535)	(35,616)
Interest expense: Related Party	(4,663)	-	(5,910)	-
Gain (loss) on foreign currency exchange	337	14,315	(877)	(59,813)
Change in fair value derivative liability	-	0	-	19,792
Total Other Income (expense)	(16,674)	2,381	(43,322)	(75,637)

Loss Before Credit for Income Taxes	(331,898)	(506,790)	(1,164,822)	(1,651,239)
Credit for income taxes	-	-	-	-
Net Loss	(331,898)	(506,790)	(1,164,822)	(1,651,239)
Preferred stock dividends	(91,409)	(85,331)	(179,727)	(167,777)
Net Loss available to common shareholders	(423,307)	(592,121)	(1,344,549)	(1,819,016)
Comprehensive Loss
Net Loss	(331,898)	(506,790)	(1,164,822)	(1,651,239)
Foreign Currency Translation Adjustment	1,504	16,356	4,426	(64,222)
Comprehensive Loss	(330,394)	(490,434)	(1,160,396)	(1,715,461)

Net Loss Per Share
Basic and diluted	($0.04)	($0.05)	($0.12)	($0.17)

Weighted Average Number of Shares Outstanding – Basic and Diluted	11,094,763	10,849,903	11,012,689	10,821,019

Reconciliation of Non GAAP Cash Operating Expenses and Non GAAP Cash Operating Loss

Before Depreciation, Amortization and Other Non-Cash Items

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015

GAAP Operating Expenses	$(603,485)	$(725,779)	$(2,073,926)	$(2,321,104)

Non-cash depreciation	47,250	68,577	130,645	200,995
Non-cash amortization of intangible assets	16,547	23,200	62,746	60,139
Non-cash stock-based compensation	74,721	76,146	422,669	214,608

Non GAAP Cash Operating Expenses	$(464,967)	$(557,856)	$(1,457,866)	$(1,845,362)

GAAP Operating Loss	$(315,224)	$(509,171)	$(1,121,500)	$(1,575,602)

Non-cash depreciation	47,250	68,577	130,645	200,995
Non-cash amortization of intangible assets	16,547	23,200	62,746	60,139
Non-cash stock-based compensation	74,721	76,146	422,669	214,608

Non GAAP Cash Operating Loss Before Depreciation And Amortization	$(176,706)	$(341,248)	$(505,440)	$(1,099,860)

Vycor Medical, Inc Contacts:

6401 Congress Avenue

Suite 140

Boca Raton, FL. 33487

(561) 558-2020

info@vycormedical.com